Exhibit 99.1
CONSOL Energy Announces Results for the First Quarter 2024

CANONSBURG, PA (May 7, 2024) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended March 31, 2024.
First Quarter 2024 Highlights Include:

•GAAP net income of $101.9 million and GAAP dilutive earnings per share of $3.39;
•Quarterly adjusted EBITDA1 of $181.8 million;
•Net cash provided by operating activities of $77.5 million;
•Quarterly free cash flow1 of $41.3 million, which was impacted by working capital changes;
•Total revenue and other income of $565.0 million;
•Pennsylvania Mining Complex (PAMC) produced 6.5 million tons, despite three longwall moves;
•Itmann Mining Complex sold 193 thousand tons compared to 159 thousand tons during 4Q23;
•89% of 1Q24 free cash flow1 returned to shareholders via stock repurchases;
•PAMC contracted position of 22.9 million tons in 2024 and 13.5 million tons in 2025; and
•Itmann Mining Complex improved its contracted position to 717 thousand tons in 2024.

Management Comments

“During the first quarter of 2024, the CONSOL team delivered a very strong operational performance despite some timing related headwinds coming into the quarter,” said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. “The Pennsylvania Mining Complex had three planned longwall moves in the quarter, and we are pleased to report that each of these moves was completed safely, efficiently and timely. In keeping with our strategy of returning value to our shareholders, we deployed 89% of our first quarter free cash flow1 toward retiring 440 thousand shares of our common stock. Finally, as widely reported, vessel access to our CONSOL Marine Terminal became blocked due to the collapse of the Francis Scott Key Bridge in Baltimore in late March. This event has limited our ability to ship coal and per consensus of various agencies, this restriction could continue through the end of May. Since then, we have identified and developed alternative strategies to partially offset the impact, but our ability to ship coal to our customers will remain constrained until full access to the CONSOL Marine Terminal is restored.”

“On the safety front, our Itmann Preparation Plant had ZERO employee recordable incidents in the first quarter of 2024. Our 1Q24 employee total recordable incident rate across our coal mining segment remained well below the historical national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review and Outlook

		Three Months Ended
		March 31, 2024	March 31, 2023
Total Coal Revenue (PAMC Segment)	thousands	$416,187	$563,337
Operating and Other Costs	thousands	$293,430	$260,627
Total Cash Cost of Coal Sold[1]	thousands	$242,436	$222,141
Coal Production	million tons	6.5	7.0
Coal Sales	million tons	6.1	6.7
Average Coal Revenue per Ton Sold	per ton	$68.33	$84.32
Average Cash Cost of Coal Sold per Ton[1]	per ton	$40.29	$33.61
Average Cash Margin per Ton Sold[1]	per ton	$28.04	$50.71
PAMC Sales and Marketing
CEIX sold 6.1 million tons of PAMC coal during the first quarter of 2024, generating coal revenue of $416.2 million for the PAMC segment and an average coal revenue per ton sold of $68.33. This compares to 6.7 million tons sold, generating coal revenue of $563.3 million and an average coal revenue per ton sold of $84.32 in the year-ago period. The impairment in coal revenue was driven by lower sales tonnage in 1Q24 due to three longwall moves and reduced export capability caused by the Francis Scott Key Bridge collapse, as well as reduced commodity prices compared to 1Q23.

On the marketing front, after a modest rebound in the fourth quarter of 2023, demand for our product in the power generation markets was muted during the first quarter due to mild winter weather, which caused lower commodity prices. Domestically, Henry Hub natural gas spot prices and PJM West day-ahead power prices declined 22% and 10%, respectively, in the first quarter compared to 4Q23. In the export market, API2 spot prices averaged $106/metric ton during the quarter, a 16% decrease versus the fourth quarter of 2023; however, this price was in line with the midpoint of our 2024 PAMC pricing guidance range. Although API2 pricing declined versus 4Q23, export demand, specifically in the industrial and crossover markets, remained strong. As such, 65% of our total recurring revenues and other income1 during the first quarter was derived from sales into the export market and 60% overall was derived from sales into non-power generation applications.

On the contracted front, the PAMC has 22.9 million tons contracted for 2024 and 13.5 million tons contracted for 2025.

Operations Summary
During the first quarter of 2024, we produced 6.5 million tons at the Pennsylvania Mining Complex, which was impressive considering we completed three longwall moves in the quarter. This compares to 7.0 million tons in the year-ago period, where we had zero longwall moves. The three longwall moves, which consisted of one move per mine, were completed efficiently, thus helping to mitigate some of the expected production decline in 1Q24. However, due to the Francis Scott Key Bridge collapse, sales tonnage lagged behind production tonnage and caused an inventory build at the Baltimore Terminal.

Total coal revenue for the PAMC segment during the first quarter of 2024 was $416.2 million, compared to $563.3 million in the year-ago quarter. Average cash cost of coal sold per ton1 at the PAMC for the first quarter of 2024 was $40.29, compared to $33.61 in the year-ago quarter. The increase was due to the effect of the three longwall moves in the quarter, which is an abnormally high amount of moves for a single quarter, as well as ongoing inflationary pressures on costs for supplies, maintenance and contractor labor.

CONSOL Marine Terminal Review

For the first quarter of 2024, throughput volume at the CMT was 4.5 million tons, compared to 4.6 million tons in the year-ago period. As previously mentioned, the bridge collapse blocked vessel access to our Terminal and caused inventory to build, thus limiting export shipments at the end of March. Terminal revenues and CMT total costs and expenses were $24.5 million and $11.3 million, respectively, compared to $26.7 million and $9.6 million, respectively, during the year-ago period. CMT operating cash costs1 were $7.2 million in 1Q24, compared to $5.9 million in 1Q23. CONSOL Marine Terminal net income and adjusted EBITDA1 were $13.8 million and $16.8 million, respectively, in the first quarter of 2024 compared to $17.8 million and $20.6 million, respectively, in the year-ago period.

Itmann Update

The Itmann Mining Complex continues to increase sales sequentially on a quarter-over-quarter basis and finished the first quarter of 2024 with sales of 193 thousand tons of Itmann and third-party coal, compared to 159 thousand tons in 4Q23. During the first quarter, long-term mains development continued; however, progress remained muted due to persistent staffing challenges caused by the tight labor market in the region. As such, we have dealt with idled shifts and were only able to operate two of the three continuous miner sections as super sections during the quarter. We are also dealing with abnormally long lead times on section equipment which has slowed our rebuild cycles. However, the Itmann team is working through these challenges and, as a result, was able to increase Itmann’s production tonnage in the quarter compared to 4Q23.

Shareholder Returns Update

With the free cash flow1 generated during the first quarter of 2024, CEIX repurchased 440 thousand shares of its common stock for $36.9 million at a weighted average price of $83.74 per share. As a result, CEIX allocated approximately 89% of its quarterly free cash flow1 toward share repurchases. From the beginning of December 2022 through April 30, 2024, CEIX has repurchased 6.1 million shares of its common stock, or approximately 18% of its public float as of year-end 2022, at a weighted average price of $77.14 per share. Consistent with the Company's previously announced plan to return value to CEIX shareholders through repurchases of CEIX common stock rather than dividends, the Company is not declaring a quarterly dividend at this time.

Baltimore Bridge Update

As widely reported, vessel access to our CONSOL Marine Terminal has been blocked due to the collapse of the Francis Scott Key Bridge in late March. According to various agency officials, the permanent 700 foot wide, 50 foot draft shipping lane is estimated to be open by the end of May. However, in the meantime, we are exploring and executing additional mitigation efforts, which include accelerating domestic shipments, securing access to alternative ports and managing as much spend as possible. We continue to work closely with state and local officials to restore normal vessel access as soon as possible. Through our rigorous capital allocation process over time, we reduced our gross debt level by $725 million and increased our unrestricted cash and short-term investments by more than $100 million since year-end 2017. As such, we have significantly reduced the fixed cost in the business and improved our financial flexibility to weather this multi-month Terminal disruption.

2024 Guidance and Outlook

Based on our current contracted position, estimated prices, and production plans and considering our current expectations regarding the impacts of the Francis Scott Key Bridge collapse, we are providing the following financial and operating performance guidance for full fiscal year 2024:

•PAMC coal sales volume of 24.0-26.0 million tons
•PAMC average coal revenue per ton sold expectation of $62.50-$66.50
•PAMC average cash cost of coal sold per ton2 expectation of $37.50-$39.50
•Itmann Mining Complex coal sales volume of 700-900 thousand tons
•Total capital expenditures: $155-$180 million

First Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the first quarter 2024 financial and operational results, is scheduled for May 7, 2024 at 10:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free) 1-800-836-8184
Participant international dial in 1-646-357-8785

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the period ended March 31, 2024 on May 7, 2024. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:
1 "Adjusted EBITDA", "Free Cash Flow", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", "Total Recurring Revenues and Other Income" and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of PAMC Average Cash Cost of Coal Sold per Ton and Itmann Mining Complex Average Cash Cost of Coal Sold per Ton guidance, which are operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey Mine, Enlow Fork Mine, and Harvey Mine. CONSOL recently developed the Itmann Mine in the Central Appalachian Basin, which has the capacity when fully operational to produce roughly 900 thousand tons per annum of premium, low-vol metallurgical coking coal. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 20 million tons per year. In addition to the ~584 million reserve tons associated with the Pennsylvania Mining Complex and the ~28 million reserve tons associated with the Itmann Mining Complex, the company controls approximately 1.3 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:
Investor:
Nathan Tucker, (724) 416-8336
nathantucker@consolenergy.com
Media:
Erica Fisher, (724) 416-8292
ericafisher@consolenergy.com

Condensed Consolidated Statements of Cash Flows
The following table presents the condensed consolidated statements of cash flows for the three months ended March 31, 2024 and 2023 (in thousands):

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$101,891	$230,377
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	56,997	59,551
Other Non-Cash Adjustments to Net Income	(724)	2,338
Changes in Working Capital	(80,680)	(43,755)
Net Cash Provided by Operating Activities	77,484	248,511
Cash Flows from Investing Activities:
Capital Expenditures	(42,352)	(33,757)
Proceeds from Sales of Assets	6,191	6,000
Other Investing Activity	(136)	(75,000)
Net Cash Used in Investing Activities	(36,297)	(102,757)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(3,663)	(98,372)
Repurchases of Common Stock	(57,881)	(75,121)
Dividends and Dividend Equivalents Paid	(582)	(38,287)
Other Financing Activities	(5,551)	(14,083)
Net Cash Used in Financing Activities	(67,677)	(225,863)
Net Decrease in Cash and Cash Equivalents and Restricted Cash	(26,490)	(80,109)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	243,268	326,952
Cash and Cash Equivalents and Restricted Cash at End of Period	$216,778	$246,843
Reconciliation of Non-GAAP Financial Measures
We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is operating and other costs.

The following table presents a reconciliation for the PAMC segment of cash cost of coal sold, cost of coal sold and average cash cost of coal sold per ton to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2024	2023
Operating and Other Costs	$293,430	$260,627
Less: Other Costs (Non-Production and non-PAMC)	(50,994)	(38,486)
Cash Cost of Coal Sold	$242,436	$222,141
Add: Depreciation, Depletion and Amortization (PAMC Production)	43,234	46,264
Cost of Coal Sold	$285,670	$268,405
Total Tons Sold (in millions)	6.1	6.7
Average Cost of Coal Sold per Ton	$46.90	$40.18
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	6.61	6.57
Average Cash Cost of Coal Sold per Ton	$40.29	$33.61
We evaluate our average cash margin per ton sold on a per-ton basis. We define average cash margin per ton sold as average coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.
The following table presents a reconciliation for the PAMC segment of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2024	2023
Total Coal Revenue (PAMC Segment)	$416,187	$563,337
Operating and Other Costs	293,430	260,627
Less: Other Costs (Non-Production and non-PAMC)	(50,994)	(38,486)
Cash Cost of Coal Sold	$242,436	$222,141
Total Tons Sold (in millions)	6.1	6.7
Average Coal Revenue per Ton Sold	$68.33	$84.32
Less: Average Cash Cost of Coal Sold per Ton	40.29	33.61
Average Cash Margin per Ton Sold	$28.04	$50.71

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is operating and other costs.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2024	2023
Operating and Other Costs	$293,430	$260,627
Less: Other Costs (Non-Throughput)	(285,169)	(253,646)
CMT Operating Costs	$8,261	$6,981
Less: Depreciation, Depletion and Amortization (Throughput)	(1,092)	(1,047)
CMT Operating Cash Costs	$7,169	$5,934
We define adjusted EBITDA as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and loss on debt extinguishment. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).
The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31, 2024
	PAMC	CONSOL Marine Terminal	Other	Consolidated
Net Income (Loss)	$118,171	$13,831	$(30,111)	$101,891

Add: Income Tax Expense	—	—	16,843	16,843
Add: Interest Expense	—	1,521	3,885	5,406
Less: Interest Income	(1,293)	—	(3,209)	(4,502)
Earnings (Loss) Before Interest & Taxes (EBIT)	116,878	15,352	(12,592)	119,638

Add: Depreciation, Depletion & Amortization	48,269	1,241	7,487	56,997

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$165,147	$16,593	$(5,105)	$176,635

Adjustments:
Add: Stock-Based Compensation	$4,186	$247	$685	$5,118

Adjusted EBITDA	$169,333	$16,840	$(4,420)	$181,753

	Three Months Ended March 31, 2023
	PAMC	CONSOL Marine Terminal	Other	Consolidated
Net Income (Loss)	$276,276	$17,789	$(63,688)	$230,377

Add: Income Tax Expense	—	—	41,593	41,593
Add: Interest Expense	(301)	1,526	9,054	10,279
Less: Interest Income	(408)	—	(1,259)	(1,667)
Earnings (Loss) Before Interest & Taxes (EBIT)	275,567	19,315	(14,300)	280,582

Add: Depreciation, Depletion & Amortization	51,371	1,156	7,024	59,551

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$326,938	$20,471	$(7,276)	$340,133

Adjustments:
Add: Stock-Based Compensation	$4,025	$144	$623	$4,792
Add: Loss on Debt Extinguishment	—	—	1,375	1,375
Total Pre-tax Adjustments	4,025	144	1,998	6,167

Adjusted EBITDA	$330,963	$20,615	$(5,278)	$346,300

We define total recurring revenues and other income as total revenue and other income, less gains/losses on sales of assets. The GAAP measure most directly comparable to total recurring revenues and other income is total revenue and other income. The following table presents a reconciliation of total recurring revenues and other income to total revenue and other income, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2024	2023
Total Revenue and Other Income	$565,042	$688,607
Less: Gain on Sale of Assets	(6,077)	(5,726)
Total Recurring Revenues and Other Income	$558,965	$682,881

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended
	March 31, 2024	March 31, 2023
Net Cash Provided by Operations	$77,484	$248,511

Capital Expenditures	(42,352)	(33,757)
Proceeds from Sales of Assets	6,191	6,000
Investments in Mining-Related Activities	(23)	—
Free Cash Flow	$41,300	$220,754

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.